NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Class A Common Stock (the 'Class A Common Stock') of Sun-Times Media Group, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on May 30, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Class A Common Stock is no longer suitable for continued listing and trading on the Exchange. The Company has fallen below the Exchange's continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of less than $75,000,000 and total stockholders' equity of less than $75,000,000. The Company informed the NYSE that it does not expect to submit a business plan to bring it into conformity with continued listing standards within 18 months of notice from the Exchange. In addition, the Company had fallen below the NYSE's continued listing standards for $1.00 average closing price over a consecutive 30 trading day period. 1. The Exchange's Listed Company Manual, Sections 802.01B and C, states, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer when: average global market capitalization over a consecutive 30 trading-day period is less than $75,000,000 and, at the same time, total stockholders' equity is less than $75,000,000; average closing price of a security is less than $1.00 over a consecutive 30 trading-day period. 2. The Exchange, on May 7, 2008, determined that the Class A Common Stock should be suspended from trading before the opening of the trading session on May 14, 2008, and directed the preparation and filing with the Commission of this application for the removal of the Class A Common Stock from listing and registration on the Exchange. The Company was notified verbally on May 6, 2008 and by letter on May 8, 2008. 3. Pursuant to the above authorization, a press release was issued on May 7, 2008, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on May 7, 2008 and other various dates of the proposed suspension of trading in the Class A Common Stock. Similar information was included on the Exchange's website. Trading in the Class A Common Stock on the Exchange was suspended before the opening of the trading session on May 14, 2008. 4. On May 7, 2008, the Company indicated in their press release that it formally waived its right to a hearing relative to the delisting of the stated Class A Common Stock.